                                                                    EXHIBIT 4.16




NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

                              NEOTHERAPEUTICS, INC.

                               ADJUSTABLE WARRANT

Warrant No. A-2                                        Dated: September 29, 2000


         NeoTherapeutics, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, Strong River Investments, Inc., or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company the total number of shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") calculated pursuant to Section 3 of this Warrant (subject to adjustment for certain events as set forth herein) at an exercise price equal to $.001 per share (as adjusted from time to time as provided in Section 8, the "Exercise Price"), at the times set forth herein through and including the 90th Business Day (as defined herein) immediately following the Second Vesting Date (as defined in Section 3(a)) (the "Expiration Date"), and subject to the following terms and conditions (certain terms used herein are defined in Exhibit A attached hereto):

         1. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

         2. Registration of Transfers and Exchanges.

                  (a) This Warrant may only be transferred pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act. In connection with any transfer of this Warrant other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Warrant under the Securities Act. Holder agrees to the imprinting, so long as is required by this
Section 2(a), of a legend substantially similar to that first above written on any New Warrant (as defined below). Any such transferee shall agree in writing to be bound by the terms of this Warrant and shall have the rights of Holder under this Warrant.

                  (b) The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at the address specified in Section 13. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant.

                  (c) This Warrant is exchangeable, upon the surrender hereof by the Holder to the office of the Company at the address specified in Section 13 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

         3. Duration and Exercise of Warrants.

                  (a) The vesting of the Warrant Shares which the Holder may acquire pursuant to this Warrant shall occur on the dates set forth below. On each such date, this Warrant shall vest on a cumulative basis with respect to a number of Warrant Shares calculated pursuant to Section 3(b) below. Only the Warrant Shares that have vested may be acquired upon exercise of this Warrant.

                           (i) The first vesting date (the "First Vesting Date")
shall be the 30th Trading Day following the Effective Date (as defined herein).

                           (ii) The second vesting date (the "Second Vesting
Date") shall be the 30th Trading Day following the First Vesting Date.

                           Each of the First Vesting Date and the Second Vesting
Date shall be referred to herein as a "Vesting Date."






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
                  (b) Except as otherwise set forth in this Warrant, this Warrant shall vest and become exercisable on a Vesting Date with respect to the number of Warrant Shares calculated in accordance with the following formula:

     (Applicable Share Number) x (Purchase Price x 1.08 - Adjustment Price)
      --------------------------------------------------------------------
                                Adjustment Price

                  If the number calculated in accordance with the foregoing formula is zero or a negative number, no Warrant Shares shall vest hereunder for such Vesting Date and the Holder shall not be obligated to transfer any shares of Common Stock to the Company.

                  (c) Notwithstanding anything herein to the contrary, if, at any time after the Effective Date: (A) the average of the Per Share Market Values for ten (10) consecutive Trading Days (as defined herein) exceeds 150% of the Purchase Price, and (B) no less than five (5) Trading Days during such 10 Trading Day period used in (A), the Per Share Market Value exceeded 150% of the Purchase Price, then no Warrant Shares shall vest with respect to any subsequent Vesting Date (accordingly if such circumstances were met prior to the First Vesting Date, then no Warrant Shares would ever vest under this Warrant).

                  (d) Notwithstanding anything herein to the contrary, if on any Vesting Date the Adjustment Price shall be less than $5.00 (such an Adjustment Price, the "Floor Price"), then on such Vesting Date: (i) this Warrant shall vest with respect to the Warrant Shares pursuant to Section 3(a) and (b) hereof, provided, that the Adjustment Price pursuant to the formula set forth in Section 3(b) shall, exclusively for purposes of this Section 3(d), equal the Floor Price (such number of Warrant Shares, the "Initial Shares") and (ii) with respect to the Warrant Shares whose vesting would, in the absence of the operation of
Section 3(d), result in a vesting of Warrant Shares in excess of the Initial Shares, the Company will have the option to elect by written notice (the "Notice") delivered to the Holder no later than thirty (30) Trading Days prior to the applicable Vesting Date to either (x) pay to the Holder, in cash (the "Cash Payment"), within three (3) Trading Days from the Vesting Date at issue, an amount equal to the product obtained by multiplying (A) the applicable Adjustment Price and (B) the difference between the number of Warrant Shares which would have, notwithstanding the operation of Section 3(d), vested on such Vesting Date pursuant to Section 3(a) and (b) hereof and the Initial Shares (such number of Warrant Shares, the "Subsequent Shares") or (y) allow this Warrant to vest with respect to the Subsequent Shares. A failure by the Company to timely deliver the Notice to the Holder pursuant to the terms of this Section shall constitute an election by the Company to allow this Warrant to vest as to the Subsequent Shares pursuant to the terms hereof. If the Company shall fail to pay the Cash Payment in full to the Holder by the third (3rd) Trading Day from the Vesting Date at issue, then, at the election of the Holder, the Company shall either (x) pay to the Holder $5,000 per day until the Cash Payment and all additional payments due hereunder are paid in full, or (y) allow this Warrant to vest with respect to the Subsequent Shares.

                  (e) The vesting of the Warrant Shares in accordance with this
Section 3 shall not be affected by any failure by the Company to maintain the effectiveness of the Underlying Shares Registration Statement (as defined herein) after the Effective Date.





                                      -3-
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                  (f) Notwithstanding the foregoing provisions of this Section
3, at any time within ten (10) Trading Days following the occurrence of any of the following events (each, an "Event"), the Holder shall have the option to elect by notice ("Vesting Notice") to the Company to have this Warrant vest with respect to those Warrant Shares that have not yet already vested:

                           (i) upon the occurrence of any of (i) an acquisition
after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of in excess of 1/3 of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least 2/3 of the securities of the surviving entity or acquirer of such assets or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii);

                           (ii) immediately prior to an assignment by the
Company for the benefit of creditors or commencement of a voluntary case under Title 11 of the United States Code, or an entering into of an order for relief in an involuntary case under Title 11 of the United States Code, or adoption by the Company of a plan of liquidation or dissolution;

                           (iii) five (5) Business Days prior to the proposed
consummation with respect to the Company of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act (or, if necessary, such earlier date as the Company shall determine in good faith to be required in order for the Holder to be able to participate in such transaction), it being agreed that the Holder will receive actual notice of the 13e-3 Statement filed with the Commission (as defined herein) on the date filed and actual notice of the date of acceleration hereunder no later than such date, and that if such transaction is not consummated, and this Warrant has been exercised, then the Holder (and to the extent that this Warrant would not but for this paragraph be exercisable, the Company) shall be entitled to declare the exercise null and void and the Holder shall, upon return of the Warrant Shares to the Company, be entitled to receive a refund of the Exercise Price and warrants identical to this Warrant, and such acceleration shall become void ab initio, and the Warrants shall (as to any remaining unexercised portion thereof) remain in full force and effect in accordance with the terms hereof;

                           (iv) The Common Stock fails to be listed or quoted
for trading on the NASDAQ (as defined herein) or a Subsequent Market (as defined herein) for a period of three (3) Trading Days (which need not be consecutive Trading Days);

                           (v) A holder of Registrable Securities (as defined in
the Registration Rights Agreement) is not permitted by action of the Company to sell Registrable Securities under the Underlying Shares Registration Statement for any reason for five (5) or more Trading Days (whether or not consecutive); or




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
                           (vi) The Company shall fail or default in the timely
performance of any material obligation under the Transaction Documents and such failure or default shall continue uncured for a period of five (5) Business Days after the date on which notice of such failure or default is first given to the Company (it being understood that no prior notice need be provided in the case of defaults which cannot reasonably be cured within a 5-day period).

                  In the event the Holder delivers a Vesting Notice, this Warrant shall vest with respect to the number of Warrant Shares calculated in accordance with the formula set forth on Section 3(b); provided, that for purposes of such calculation, (i) the "Applicable Share Number" shall be deemed to mean 100% of the number of shares of Common Stock purchased by the original Holder pursuant to the Purchase Agreement, provided, that if the Holder delivers a Vesting Notice subsequent to the First Vesting Date, such number shall be deemed to mean 50% of the number of shares of Common Stock purchased by the original Holder pursuant to the Purchase Agreement and (ii) the "Adjustment Price" shall be deemed to mean the average of the ten (10) lowest Per Share Market Values (which need not occur on consecutive Trading Days) during the thirty (30) Trading Days immediately preceding the date on which the Event occurred.

                  (h) Subject to Sections 3(a) and (b), this Warrant shall be exercisable by the registered Holder on any Business Day before 8:00 P.M., New York City time, at any time and from time to time on or after the date hereof to and including the Expiration Date. At 8:00 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

                  (i) Subject to Sections 3(a) and (b), this Warrant shall be exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

         4. Delivery of Warrant Shares.






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                  (a) Subject to Sections 2(b), 5 and 9, upon surrender of this
Warrant, with the Form of Election to Purchase attached hereto duly completed and signed, to the Company at its address for notice set forth in Section 13 and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, in the manner provided hereunder, all as specified by the Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than three (3) Trading Days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, except in the event that either an Underlying Shares Registration Statement is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant. The Company shall, upon request of the Holder, if available, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

                           A "Date of Exercise" means the date on which the
Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the holder hereof to be purchased.

                  (b) If the Company fails to deliver to the Holder certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third (3rd) Trading Day after the Date of Exercise, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon exercise within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

                  (c) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder certificate or certificates representing the Warrant Shares pursuant to Section 4(a) by the third (3rd) Trading Day after the Date of Exercise, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a "Buy-In"), then the Company shall pay (1) in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver pursuant to Section 4(b) to deliver to the Holder in connection with the exercise at issue, by (B) the Per Share Market Value at the time of the obligation giving rise to such purchase obligation and (2) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations under Section 4(b). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with a market price on the date of exercise totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice and documentation indicating the amounts payable to the Holder in respect of the Buy-In.

                  (d) The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. If the Company breaches its obligations under this Warrant, then, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse the Holder on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses).

         5. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

         6. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

         7. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

         8. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section. Upon each such adjustment of the Exercise Price pursuant to this Section, the Holder shall thereafter prior to the Expiration Date be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. Notwithstanding anything to the contrary set forth herein, no adjustment shall be made hereunder to the Exercise Price due to (i) the adoption by the Company of a shareholders rights plan, (ii) the creation of "rights" under such a plan that are evidenced by the shares of Common Stock to which they are attached, but adjustments would be made if such rights are ever separated from such shares of Common Stock or otherwise become evidenced by a separate certificate or if, for any other reason, such rights would entitle the holders thereof or of the Common Stock to which they attach to receive shares of Common Stock, (iii) the granting of options or warrants to employees, officers, directors, consultants and other service providers, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company, (iv) shares of Common Stock issuable upon exercise of currently outstanding options and warrants and upon conversion of any currently outstanding convertible securities of the Company, in each case to the extent disclosed in Schedule 2.1(c) to the Securities Purchase Agreement but not with respect to any amendment or modification thereof, (v) shares of Common Stock issuable in connection with a Strategic Transaction (as defined in Section 3.9 of the Securities Purchase Agreement), (vi) an underwritten public offering of Common Stock resulting in net proceeds to the Company in excess of $10,000,000, (vii) warrants issuable to Brighton Capital, Ltd. in connection with the Securities Purchase Agreement and the issuance of shares upon exercise thereof, (viii) warrants to be issued by the Company to Kingsbridge Capital Limited to purchase 25,000 shares of Common Stock and the issuance of shares upon exercise thereof, (ix) the granting of warrants to purchase up to 10,000 shares of Common Stock in connection with equipment leasing or other debt financing transactions, and (x) the issuance of shares of Common Stock issuable pursuant to the Private Equity Line of Credit Agreement dated March 27, 1998 between the Company and Kingsbridge Capital Limited.

         (a) If the Company, at any time while this Warrant is outstanding, (i) shall pay a stock dividend (except scheduled dividends paid on outstanding preferred stock as of the date hereof which contain a stated dividend rate) or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or
(iii) combine outstanding shares of Common Stock into a smaller number of shares, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

         (b) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the Holder shall have the right thereafter to exercise this Warrant only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property equal to the amount of Warrant Shares such Holder would have been entitled to had such Holder exercised this Warrant immediately prior to such reclassification or share exchange. The terms of any such reclassification or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 8(b) upon any exercise following any such reclassification or share exchange.

         (c) If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to holders of this Warrant) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 8(a), (b) and (d)), then in each such case the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Exercise Price determined as of the record date mentioned above, and of which the numerator shall be such Exercise Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Company's independent certified public accountants that regularly examines the financial statements of the Company (an "Appraiser").

         (d) If at any time the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), shall issue: (x) shares of Common Stock at a price per share less than both 15% of the Purchase Price and the market price of the Common Stock at the time of issuance of such Common Stock, or (y) rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents"), entitling any person or entity to acquire shares of Common Stock at a price per share less than both 15% of the Purchase Price and the market price of the Common Stock at the time of issuance of such Common Stock Equivalent (if the holder of the Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, be entitled to receive shares of Common Stock at a price less than (i) 15% of the Purchase Price; (ii) the market price of the Common Stock at the time of such adjustment and (iii) the market price of the Common Stock at the time such shares of Common Stock are acquired, such issuance shall be deemed to have occurred for less than both 15% of the Purchase Price and the market price), then, forthwith upon such issue or sale, at the option of the Holder, the Exercise Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance, and
(ii) the number of shares of Common Stock which the aggregate consideration received (or to be received, assuming exercise or conversion in full of such Common Stock Equivalents) for the issuance of such additional shares of Common Stock would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. For purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, or, if the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of a Common Stock Equivalent is not determined at the time of issuance of such Common Stock Equivalent, such adjustment shall be made at such time as the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of such Common Stock Equivalent becomes determinable. However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Exercise Price pursuant to this Section, if any such Common Stock Equivalents shall expire or be surrendered to the Company and shall not have been exercised, converted or exchanged in full or shall have been exercised, converted or exchanged for less than the number of shares of Common Stock used in computing such adjustment, the Exercise Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Exercise Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised. Notwithstanding anything to the contrary contained herein, other than adjustments resulting from the expiration of Common Stock Equivalents, no adjustment shall be made to the Exercise Price upon: (i) the issuance of shares of Common Stock upon the exercise, conversion or exchange of any Common Stock Equivalents outstanding as of the date of issuance of this Warrant, or (ii) any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Common Stock Equivalents outstanding as of the date of issuance of this Warrant, including, without limitation, changes occurring by operation of purchase price adjustments, reset provisions, anti-dilution provisions or floating conversion, exercise or exchange prices.

         (e) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on a book value basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Company or another Person; then the Holder shall have the right thereafter to (A) exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue to the Holder a warrant entitling the Holder to acquire shares of such entity's common stock, which warrant shall have terms identical (including with respect to exercise) to the terms of this Warrant and shall be entitled to all of the rights and privileges set forth herein and the agreements pursuant to which this Warrant was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon exercise thereof), or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange this Warrant for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Holder shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock for which this Warrant could have been exercised immediately prior to such tender or exchange would have been entitled as would have been issued. In the case of clause (B), the exercise price applicable for the newly issued warrant shall be based upon the amount of securities, cash and property that each shares of Common Stock would receive in such transaction and the Exercise Price immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

         (f) For the purposes of this Section 8, the following clauses shall also be applicable:

                  (i) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

         (g) All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

         (h) Whenever the Exercise Price is adjusted pursuant to Section 8(c) above, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case the adjustment shall be equal to the average of the adjustments recommended by each of the Appraiser and such appraiser. The Holder shall promptly mail or cause to be mailed to the Company, a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such adjustment shall become effective immediately after the record date mentioned above.

         (i) If (i) the Company shall declare a dividend (or any other distribution) on its Common Stock;(ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be mailed to each Holder at their last addresses as they shall appear upon the Warrant Register, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         9. Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

                  (a) Cash Exercise. The Holder shall deliver immediately available funds; or

                  (b) Cashless Exercise. The Holder shall surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                           X = Y (A-B)/A

         where:

                           X = the number of Warrant Shares to be issued to the Holder.

                           Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

                           A = the average of the closing sale prices of the Common Stock on the NASDAQ for the five (5) trading days immediately prior to (but not including) the Date of Exercise as reported by Bloomberg Information Systems, Inc. (or any successor to its function of reporting stock prices).

                           B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

         10. Certain Exercise Restrictions.

                  (a) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (b) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (c) At any time when the Common Stock is listed for trading on the NASDAQ or Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue in excess of 2,290,081 Warrant Shares (which number equals 19.999% of the number of shares of Common Stock outstanding on September 28, 2000): (i) upon exercise of this Warrant, (ii) upon exercise of any other Adjustable Warrant (as defined in the Purchase Agreement) issued by the Company in accordance with the terms of the Purchase Agreement, or any warrant substituted therefor, (iii) upon conversions of debentures (the "Debentures") issued by the Company in accordance with the terms of that certain Securities Purchase Agreement, dated as of September 21, 2000, among the Company, NeoGene Technologies, Inc., Montrose Investments Ltd. and Strong River Investments, Inc. (the "NeoGene Agreement"),
(iv) as payment of interest in respect of Debentures, (v) upon conversions of shares of preferred stock issued by the Company in accordance with the terms of the NeoGene Agreement (the "Preferred Stock") and (vi) as payment of dividends under the Preferred Stock such (number of shares, the "Issuable Maximum"). If on any Date of Exercise: (A) the Company Stock is listed for trading on the NASDAQ or Nasdaq SmallCap Market, (B) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable: (i) upon exercise in full of this Warrant together with any shares of Common Stock previously issued upon exercise of this Warrant, (ii) upon exercise of any other Adjustable Warrant issued by the Company in accordance with the terms of the Purchase Agreement, or any warrant substituted therefor, (iii) upon conversions of Debentures, (iv) as payment of interest in respect of Debentures, (v) upon conversions of shares of Preferred Stock and (vi) as payment of dividends under the Preferred Stock, would equal or exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders, if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market or any successor entity to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (the "Shareholder Approval"), then the Company shall issue to the Holder a number of shares of Common Stock equal to the lesser of (x) the number of shares of Common Stock issuable upon such exercise and (y) such portion of the Issuable Maximum less all shares of Common Stock previously issued: (i) upon exercise of any Adjustable Warrant issued by the Company in accordance with the terms of the Purchase Agreement, or any warrant substituted therefor, (ii) upon conversions of Debentures, (iii) as payment of interest in respect of Debentures, (iv) upon conversions of shares of Preferred Stock and
(v) as payment of dividends under the Preferred Stock ( the "Current Maximum Issuable"), as is applicable to this Warrant. The portion of the Current Issuable Maximum applicable to this Warrant at any time shall be determined pro-rata by reference to the number of Warrant Shares issuable upon exercise of all Adjustable Warrants issued by the Company in accordance with the terms of the Purchase Agreement, or any warrant substituted therefor, then outstanding. With respect to the shares whose issuance would result in an issuance of shares of Common Stock in excess of the Current Issuable Maximum, (the "Excess Warrant Shares"), the Holder shall have the option to require the Company to either: (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as possible, but in any event no later than 60 days after such request (such 60th day, the "Target Date") or (2) pay to the Holder, within one
(1) Trading Day from the request therefor, an amount in cash equal to the product of (x) the Excess Warrant Shares multiplied by (y) the closing sales price of the Common Stock on (a) the Target Date or (b) the Date of Exercise giving rise to the obligation to seek Shareholder Approval, whichever is greater (the "Cash Payment"). In the event the Holder has elected to require the Company to seek the Shareholder Approval pursuant to clause (1) of the immediately preceding sentence and the Company does not obtain the Shareholder Approval on or prior to the Target Date, then, on the Target Date, the Company shall pay the Cash Payment to the Holder. If the Company fails to pay the Cash Payment in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest on such amount at a rate of 18% per annum, or such lesser maximum amount that is permitted to be paid by applicable law, to the Holder, accruing daily from the date payable until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued upon exercise of any Adjustable Warrant issued in accordance with the terms of the Purchase Agreement, or any warrant substituted therefor, and then held by the Holder or an Affiliate thereof may not cast votes or be deemed outstanding for purposes of any vote to obtain the Shareholder Approval.

         12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

         13. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 PM. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 PM. (New York City time) on any date and earlier than 11:59 PM (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service with next day delivery specified thereon, or (iv) if sent other than by the methods set forth in (i)-(iii) of this section, upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company: 157 Technology Drive, Irvine, CA 92618;

facsimile number (949) 788-6706, attention Chief Financial Officer, or (ii) if to the Holder, to the Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 13.

         14. Warrant Agent.

                  (a) The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days' notice to the Holder, the Company may appoint a new warrant agent.

                  (b) Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

         15. Miscellaneous.

                  (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

                  (b) Subject to Section 15(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

                  (c) This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                  (d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

                  (e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                             SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

                                        NEOTHERAPEUTICS, INC.

                                        By: /s/ Samuel Gulko
                                           -------------------------------------

                                        Name:   Samuel Gulko
                                             -----------------------------------

                                        Title:  Chief Financial Officer
                                              ----------------------------------

                          FORM OF ELECTION TO PURCHASE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To NeoTherapeutics, Inc.

         In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase _____________ shares of Common Stock ("Common Stock"), $.001 par value per share, of NeoTherapeutics, Inc. and, if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, encloses herewith $________ in cash, certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

         The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

                                             PLEASE INSERT SOCIAL SECURITY OR
                                             TAX IDENTIFICATION NUMBER


                                             ___________________________________

________________________________________________________________________________
                         (Please print name and address)

         If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:


________________________________________________________________________________
                         (Please print name and address)

________________________________________________________________________________

________________________________________________________________________________



Dated: _________________, ____               Name of Holder:


                                             (Print)____________________________


                                             (By:)______________________________

                                             (Name:)

                                             (Title:)

                                             (Signature must conform in all
                                             respects to name of holder as
                                             specified on the face of the
                                             Warrant)

                               FORM OF ASSIGNMENT

           [To be completed and signed only upon transfer of Warrant]

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of NeoTherapeutics, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of NeoTherapeutics, Inc. with full power of substitution in the premises.

Dated:

_________________, ____


                                   ________________________________________
                                   (Signature must conform in all respects to name of holder as specified on the face of the Warrant)


                                   ________________________________________
                                   Address of Transferee

                                   ________________________________________

                                   ________________________________________



In the presence of:


______________________________

                                    Exhibit A

         (i) "Adjustment Price" means for each Vesting Date, the average of the ten (10) lowest Per Share Market Values (which need not occur on consecutive Trading Days) during the thirty (30) consecutive Trading Days immediately prior to a Vesting Date.

         (ii) "Applicable Share Number" means (i) with respect to the First Vesting Date, 50% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement, and (ii) with respect to the Second Vesting Date, 50% of the number of shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement.

         (iii) "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York and the State of California generally are authorized or required by law or other governmental action to close.

         (iv) "Closing Date" shall have the meaning set forth in the Purchase Agreement.

         (v) "Commission" means the Securities and Exchange Commission.

         (vi) "Effective Date" the date on which the initial Underlying Shares Registration Statement is first declared effective by the Commission.

         (vii) "NASDAQ" shall mean the Nasdaq National Market.

         (viii) "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the NASDAQ or on any Subsequent Market, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the national Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority of the applicable Warrant Shares.

         (ix) "Purchase Agreement" means the Securities Purchase Agreement, dated the date hereof to which the Company and the original Holder are parties and pursuant to which this Warrant was issued.

         (x) "Purchase Price" means $8.26.

         (xi) "Subsequent Market" shall mean any of the New York Stock Exchange, Inc., American Stock Exchange, Inc. or Nasdaq SmallCap Market.

         (xii) "Trading Day" means a day on which the Common Stock is traded on NASDAQ or any Subsequent Market, as the case may be, or (b) if the Common Stock is not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (i) if the Common Stock is not quoted on the OTC Bulletin Board a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted, as set forth in (a), (b) or (c) hereof, the Trading Day shall mean a Business Day.

         (xiii) "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

         (xiv) "Underlying Shares Registration Statement" shall have the meaning ascribed to it in the Purchase Agreement.